Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated June 16, 2011 (the “Effective Date”), is entered into by and between Shore Bancshares, Inc., a corporation organized under the laws of Maryland (the “Employer”), and Lloyd L. Beatty, Jr. (the “Employee”).

WHEREAS, the Employee has been employed by the Employer as President; and

WHEREAS, the parties hereto desire to set forth in writing the continued employment relationship of the Employer and the Employee;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Employer agree as follows:

1.           Employment and Duties.  The Employee is employed by the Employer as President.  The Employee shall render administrative and management services to the Employer such as are customarily performed by persons situated in a similar executive capacity.  The Employee shall also promote, by entertainment or otherwise, and to the extent permitted by law, the business of the Employer.  The Employee’s other duties shall be such as the Board of Directors of the Employer (the “Board”) may from time to time reasonably direct, including normal duties of an officer of the Employer.  The Employee shall devote his full time and best efforts to the performance of his duties under this Agreement.

2.           Compensation; Employee Benefits.

(a)         Base Salary.  The Employer agrees to pay the Employee during the term of this Agreement a base salary at the rate of Three Hundred Thousand Dollars ($300,000) per annum, which shall be paid in cash in accordance with the Employer’s normal payroll practices for its salaried employees from time to time in effect. Such rate of salary may be periodically increased by, and at the sole discretion of, the Board or its Compensation Committee.

(b)         Bonus Plans.  The Employee shall be entitled to participate in such bonus programs and plans as the Employer makes available from time to time to similarly situated executive officers of the Employer to the extent the provisions, rules, and regulations of such plans make the Employee eligible for participation therein.

(c)         Employee Benefits.  The Employee shall be entitled to employee benefits comparable to those provided from time to time by the Employer and/or its Affiliates (collectively, the “Employer Group”) to similarly situated executive officers of the Employer to the extent the provisions, rules, and regulations of such plans make the Employee eligible for participation therein, including, without limitation, any plan of the Employer Group relating to pension, profit sharing, or other retirement benefits and medical coverage or reimbursement plans that the Employer Group may adopt for the benefit of the employees of the Employer.  The Employer may also, at its discretion, enter into other agreements with the Employee to provide supplemental retirement benefits, additional death benefits, or the like.  For purposes of this Agreement, the term “Affiliate” means any “parent corporation” and any “subsidiary corporation” of the Employer, as such terms are defined in Section 424 of the Internal Revenue Code, as amended (the “Code”).

(d)         Fringe Benefits.  During the term of this Agreement, the Employee shall be eligible to participate in any fringe benefits which may be or become applicable to the Employer’s executive officers, including, without limitation, participation in any equity compensation plans and similar incentive plans adopted by the Board or its Compensation Committee, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

(e)         Reimbursement of Expenses.  The Employer shall reimburse the Employee for all out of pocket expenses which the Employee shall incur in connection with his services for the Employer.  With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions:  (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(f)          Vacation and Leave.  At such reasonable times as the Employer’s Board shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(i)           The Employee shall be entitled to an annual vacation in accordance with the policies as periodically established by the Board for executive officers of the Employer, which shall in no event be less than four weeks per year.  The Employee shall not be entitled to receive any additional compensation from the Employer on account of his failure to take a vacation, nor shall he be entitled to accumulate unused vacation from one year to the next except to the extent authorized by the Board for executive officers of the Employer.

(ii)           In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Employer for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine.

(iii)           The Employee shall be entitled to an annual sick leave as established by the Board for executive officers of the Employer.  In the event any sick leave shall not have been used during any year, such leave shall not accrue to subsequent years unless authorized by the Board.  Upon termination of his employment hereunder, the Employee shall not be entitled to receive any additional compensation from the Employer for unused sick leave.

3.           Term.  The initial term of employment under this Agreement shall be for 24 months commencing on the Effective Date (the “Initial Term”).  Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of 12 months each (each such renewal term, together with the Initial Term, a “Term”) without further action by the parties, unless either party shall have served written notice on the other party at least 120 days prior to the commencement of a new Term of such party’s decision not to renew this Agreement.

4.           Termination.

(a)         General.  The Employee’s employment under this Agreement may be terminated prior to the expiration of the then-current Term upon the occurrence of any of the following events:

(i)           death of the Employee;

(ii)           written notice by the Employer to the Employee of the termination of his employment for “Cause” (as hereinafter defined), specifying in reasonable detail the reason constituting such cause;

(iii)           written notice by the Employer to the Employee of its termination of the Employee’s employment without Cause;

(iv)           30 days after the date the Employee delivers written notice to the Employer of his intention to terminate his employment, provided that the Employer shall have the option to pay the Employee 30 days’ salary in lieu of his working during the notice period.

(b)         Cause.  For purposes of Section 4(a)(ii), the term “Cause” means:  (i) the Employee’s “Disability” (as hereinafter defined); (ii) an action or failure to act by the Employee constituting fraud, misappropriation or damage to the property or business of the Employer; (iii) the commission of an act of dishonesty; the commission of a crime, or causing the Employer to commit a crime; (iv) the Employee’s breach of any of his obligations under Section 6 hereof; (v) the unauthorized use, misappropriation or disclosure by the Employee of any Confidential Information of the Employer or of any confidential information of any other party to whom the Employee owes an obligation of nondisclosure as a result of his relationship with the Employer; (vi) the Employee’s breach of any of his other obligations under this Agreement or any of the policies of the Employer; (vii) the failure of the Employee to abide by his responsibilities or to perform his duties in a manner satisfactory to the Employer; (viii) the failure of the Employee to maintain a smooth and harmonious relationship with the Employer’s management, staff, investors, affiliates or business relations; or (ix) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Employer permanently prohibiting the continued service of the Employee with the Employer.

(c)         Disability.  For purposes of Section 4(b)(i), the term “Disability” shall have the meaning given to such term in the long-term disability policy available to employees of the Employer, as amended or replaced from time to time.

5.           Payments Upon Termination.

(a)         Payment of Unpaid Salary and Bonus.  If the Employee’s employment is terminated hereunder for any reason, the Employee shall be entitled to receive (i) all base salary that has accrued through, but remains unpaid as of, the date of termination, (ii) all bonus awards (pro rated through the last day of the calendar month in which termination occurs) that the Employee would have been eligible to receive had he remained employed when bonuses are next declared or paid, and (iii) reimbursement of all unreimbursed expenses, all as provided in Section 2.  All such amounts shall be paid as soon as reasonably practicable following the date of the Employee’s termination, but in no event later than March 15th of the year following the year in which the Employee’s employment was terminated.  In addition, all unexercised or unvested equity awards, or portions thereof, held by the Employee as of the date of termination shall vest or terminate and be exercisable in accordance with their terms.  The termination of the Employee’s employment hereunder shall not impair any rights of the Employee under any employee benefit or fringe benefit plans that have vested as of the date of termination, which rights shall be administered after the termination of employment in accordance with the terms of such plans.

(b)         Payment of Severance.  Except when Section 5(c) applies, in addition to the amounts and benefits to be paid or provided under Section 5(a), if the Employee’s employment is terminated without Cause pursuant to Section 4(a)(iii), then the Employer will continue to make salary payments to the Employee at his then-current base salary level for 24 months following the date of termination (the “Severance Period”).  Subject to Section 5(g), payments under this Section will be made pursuant to the Employer’s normal payroll schedule with the first payment to be made on the first, regular payroll date on or after the 60th day following the date of termination, provided that the Employee has executed and submitted a release of claims and the statutory period during which the Employee is entitled to revoke such release has expired on or before that 60th day.

(c)         Payments Following a Change in Control.  If the Employee’s employment is terminated by the Employer without Cause pursuant to Section 4(a)(iii) in connection with or within 12 months after any “Change in Control” (as hereinafter defined) of the Employer, then, in addition to the to the amounts and benefits to be paid or provided under Section 5(a), the Employee shall be paid an amount equal to the difference between (i) the product of 2.99 times the Employee’s “base amount” as defined in  Section 280G(b)(3) of the Code and regulations promulgated thereunder, and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Employee receives on account of the Change in Control.  Subject to Section 5(g), said sum shall be paid to the Employee in one lump sum on the 60th day following the Employee’s termination, provided that the Employee has executed and submitted a release of claims and the statutory period during which Employee is entitled to revoke the release of claims has expired on or before that 60th day.

(d)         Change in Control.  For purposes of Section 5(c), a “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)           any one person, or more than one person acting as a group, acquires ownership of securities of the Employer or of its ultimate parent company (the “Parent”) that, together with securities held by such person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the securities of the Employer or of the Parent, as the case may be;

(ii)           either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of securities of the Employer or of the Parent possessing 35 percent (35%) or more of the total voting power of the securities of the Employer or of the Parent, as the case may be; or (B) a majority of members of the Board of Directors of the Employer or of the Parent is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of the Employer or of the Board of Directors of the Parent, as the case may be, prior to the date of the appointment or election; or

(iii)           any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer or from the Parent that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Employer or of the Parent, as the case may be, immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Employer or of its parent company, as the case may be, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, the acquisition of ownership or control of voting stock of the Employer or of the Parent, individually or collectively, by the Employer or one of its Affiliates or any benefit plan sponsored by the Employer or any of its Affiliates shall not constitute a Change in Control.

(e)         Full Compensation.  The payments made pursuant to this Section 5 shall be considered full compensation in payment for all claims under this Agreement, and the Employee shall not be entitled to any other compensation.

(f)          Deduction for Amounts Due Employer.  Upon termination of the Employee’s employment with the Employer, subject to any restrictions imposed by applicable law, the Employer shall have the right to deduct from the amount due the Employee any amounts which the Employee owes the Employer.  Such right shall apply only to debts that were incurred in the ordinary course of the employment relationship and in no event shall the Employer have the right to deduct an amount in excess of $5,000 in any year from any payment that would be considered deferred compensation under Section 409A of the Code.  In no event shall the Employer have the discretion to deduct any amount pursuant to this Section to the extent such deduction would be considered a prohibited acceleration under Section 409A of the Code.

(g)         Compliance with Section 409A of the Code.  If a payment obligation under this Agreement arises on account of the termination of Employee’s employment hereunder while the Employee is a “specified employee” (as defined under Section 409A of the Code, and determined in good faith by the Employer), any payment of “deferred compensation” (as defined in Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such termination of employment shall be paid within 15 days after the end of the six-month period beginning on the date of such termination or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following his death.

6.           Non-Competition and Non-Solicitation.

(a)         Restrictive Covenants.  During the Employee’s employment with the Employer and thereafter for the longer of but in no case to exceed 24 months, (i) the Severance Period (if severance is payable pursuant to Section 5(b)) or (ii) 12 months after the Employee ceases, for any reason, to be an employee of the Employer, the Employee shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any individual, group corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization of any other form of entity not specifically listed herein (a “Person”) other than for a member of the Employer Group, take any of the following actions:

(i)           compete with or otherwise engage in the sale of any products or the performance of any services which are comparable to, or which are intended to substitute for, the products or services offered by the Employer and/or any of its Affiliates (the “Non-Compete Group”) in any county of any jurisdiction in which any member of the Non-Compete Group maintains a branch or other office, or in any county of any jurisdiction that is contiguous to such county;

(ii)           solicit any Business Relation (as hereinafter defined) to purchase, or sell or otherwise provide to any Business Relation, any products or services which are comparable to, or which are intended to substitute for, products or services offered by any member of the Non-Compete Group during the Employee’s employment with the Employer;

(iii)           accept employment with or provide services as an independent contractor to any Business Relation if the employment or services involve the Employee rendering services which are the same as or substantially similar to, or which are intended to substitute for, services provided by any member of the Non-Compete Group during the Employee’s employment with the Employer;

(iv)           employ, engage or solicit for employment or for engagement as an independent contractor or consultant, any person who was employed by or any Person who was engaged as an independent contractor by any member of the Non-Compete Group during the preceding 24 months; or

(v)           encourage any Person to reduce its business with any member of the Non-Compete Group or to reduce its employment with or provision of services to any member of the Non-Compete Group.

Provided, however, that nothing in this Section 6(a) shall be deemed to prevent or limit the right of the Employee to own up to a five percent (5%) interest in the securities of a Person that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b)         Business Relation Defined.  For purposes of this Agreement, the term “Business Relation” means any Person who, at any time during the Employee’s employment with the Employer, was a Person (i) that is or was a customer of any member of the Non-Compete Group, (ii) that had entered into any contract or other arrangement with any member of the Non-Compete Group for the provision of services or the sale of products, (iii) to whom any member of the Non-Compete Group furnished or planned to furnish a proposal for the performance of services or the sale of products, or (iv) with whom any member of the Non-Compete Group entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.

(c)         Acknowledgement.  The Employee hereby acknowledges and agrees that the restrictions contained in this Section 6 regarding geographical scope, length of term and types of activities restricted, are reasonable and will not create a hardship to or burden for him and that the Employee has no intention of competing with the Non-Compete Group within such limitations.

7.           Confidential Information.

(a)         Covenant.  The Employee acknowledges that his relationship with the Employer shall of necessity provide him with specialized knowledge concerning the Employer Group, which, if used for the benefit of others or disclosed to others, could cause serious harm to the Employer Group.  Accordingly, the Employee covenants that he shall not at any time, directly or indirectly, use, appropriate or disclose to others, or permit the use of or appropriation by or disclosure to others of, any Confidential Information (as hereinafter defined) except as expressly provided herein.

(b)         Permitted Use.  While employed with the Employer, the Employee may use Confidential Information only for the purpose that is necessary to the carrying out of the Employee’s duties as set forth herein or assigned to him by the Employer, and the Employee may not make use of any Confidential Information after he is no longer an employee of the Employer.

(c)         Confidential Information Defined.  For purposes of this Agreement, the term “Confidential Information” means all information of any member of the Employer Group, whether oral, written, computerized, digitized or otherwise, regarding the business of the Employer Group, including, without limitation, information regarding the Employer Group’s customers, referral sources, insurance carriers, sales and marketing information, costs, prices, earnings, business plans, financial information and forecasts, contracts, business arrangements, methods of operation, business strategies, prospects, and Intellectual Property (as hereinafter defined), whether or not such information is deemed “trade secrets” under applicable law.  Confidential Information does not include information that (i) becomes generally available to the public other than as a result of disclosure by the Employee in violation of this Agreement, (ii) was available to the public on a non-confidential basis from a source other than the Employer Group, (iii) is made available to a third party on a non-confidential basis by the Employer Group, (iv) was already known to the Employee at the time of disclosure by the Employer Group, or (v) is required to be disclosed by legal process or applicable law.

8.           Intellectual Property.  The Employee agrees that any and all information, reports, other documents and other works (whether in an electronic format or otherwise) created by the Employee for or on behalf of the Employer during the Employee’s service with the Employer, whether or not developed on the Employer’s premises or equipment or during the Employer’s normal business hours (the “Intellectual Property”), are and shall remain works made for hire and the sole and exclusive property of the Employer.  To the extent that such Intellectual Property is not considered work made for hire, the Employee hereby assigns to the Employer (or its nominee) any and all interest that the Employee may now or in the future have in the Intellectual Property.  Upon request by the Employer, the Employee shall execute and deliver to the Employer any document or instrument that may be necessary to secure or perfect the Employer’s title to or interest in any Intellectual Property so assigned.

9.           Return of Property.  The Employee agrees that upon termination of his employment with the Employer, he will:

(a)           promptly return to the Employer all Confidential Information, all Intellectual Property, and all other property of the Employer, including but not limited to all correspondence, manuals, notebooks, lists of customers and suppliers, computer programs, disks and any documents, materials or property, whether written or stored on computerized medium, and all copies in his possession or control;

(b)           not take any action to preserve or regain access to such information through any means, including but not limited to access to the Employer’s facilities or through a computer or other digital or electronic means; and

(c)           promptly pay all amounts due, owing or otherwise payable by him to the Employer.

The Employee expressly authorizes the Employer to withhold any amounts payable to him, including for compensation, reimbursement and otherwise, until he has complied with this Section 9, subject to the terms of Section 5(f).

10.           No Disparaging Statements.  During the Employee’s employment with the Employer and for 12 months after the Employee ceases to be an employee of the Employer, the Employee will not make any statements or comments of a disparaging nature to third parties regarding any member of the Employer Group or its officers, directors, personnel or products.

11.           Employee’s Representations and Warranties.

(a)           No Prior Agreements.  The Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform her obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Sections 6, 7, 8 or 10 of this Agreement.

(b)           Confidential Information of Others.  The Employee represents, warrants and covenants that he will not disclose to the Employer, or otherwise use in the course of his service with the Employer, any confidential information which he is restricted from disclosing or using pursuant to any other agreement or duty to any other person.

12.           Remedies.

(a)           Arbitration of Disputes.  If a dispute arises with respect to the enforcement or interpretation of any provision of this Agreement (other than a dispute to be resolved under Section 12(b)), then the parties hereto agree to submit the dispute to non-appealable binding arbitration.  Such arbitration shall be conducted before a board of three arbitrators, with one member selected by the Employee, one member selected by the Employer, and the third member selected by the first two arbitrators.  The party responsible for the payment of the costs of such arbitration (including any legal fees and expenses incurred by the Employee) shall be determined by the board of arbitrators.  The board of arbitrators shall be bound by the rules of the American Arbitration Association in making its determination.  The parties hereto agree that they and their heirs, personal representatives, successors, and assigns shall be bound by the decision of such board of arbitrators with respect to any controversy properly submitted to it for determination.

(b)           Disputes Arising Under Sections 6 Through 10.  The Employee recognizes that a violation by him of any provision of Sections 6 through 10, inclusive, of this Agreement may cause irreparable injury to the Employer, and that there may be no adequate remedy at law for such violation.  Therefore, the Employee agrees that, in addition to any other remedies for its violation hereof available to the Employer, which shall include the recovery of all damages incurred, as well as reasonable attorney’s fees and other costs, the Employer shall have the right, in the event of the breach or threatened breach of any provision hereof by the Employee to obtain an injunction and/or temporary restraining order against such breach or threatened breach or specifically enforce this Agreement.  The Employer’s rights and remedies specified in this Section 12(b) are in addition to and not in lieu of any rights available under applicable law and regulations, including, without limitation, those laws and regulations governing trade secrets and other proprietary information.

13.           Miscellaneous.

(a)           Withholding of Taxes.  All compensation and benefits payable pursuant to this Agreement shall be subject to all applicable tax withholding requirements.

(b)           Compliance with Banking Laws.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to, and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(c)           Suspension of Employment by Regulators.  In the event the Employee is temporary prohibited from participating in the conduct of the affairs of the Employer pursuant to notice served by a regulatory agency having jurisdiction over the Employer, unless stayed by appropriate proceedings, then Employer’s obligations under this Agreement shall be suspended, as of the date such notice is served on Employer.  If the charges specified in any such notice shall be dismissed, then the Employer shall (i) pay the Employee any compensation withheld from the Employee pursuant to the suspension of the Employer’ obligations as required by this Section 13(e) as soon as practicable following such dismissal and (ii) reinstate the obligations so suspended.

(d)           Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written and oral, between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties hereto.  The Employer and the Employee agree to execute any and all amendments to this Agreement permitted under applicable law that the Employer’s legal counsel determines to be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or to otherwise ensure that this Agreement complies with Section 409A of the Code.

(e)           Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion will not operate as a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in a writing signed by the party to be charged therewith.

(f)           Assignment.  The Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns and their representatives.  This Agreement may not be assigned by either party without the consent of the other party, except that the Employer may assign all of its rights and delegate performance of all of its obligations hereunder in connection with a Change in Control.

(g)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute the same instrument.

(h)           Headings.  The headings in this Agreement are for convenience of reference only and should not be given any effect in the interpretation of this Agreement.

(i)            Governing Law.  This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction, except to the extent that Federal law shall be deemed to apply.

(j)            Interpretation.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.  If the Company determines in good faith that any provision of this Agreement would cause the Employee to incur an additional tax, penalty, or interest under Section 409A of the Code, then the Company and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.  As used in this Agreement, the terms “termination of employment”, “resignation” and words of similar import mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Employee’s “separation from service” as defined in Section 409A of the Code.

(k)           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.

(l)            Employer Policies, Plans and Programs.  Except as expressly provided otherwise in this Agreement, whenever any rights under this Agreement depend on the terms of a policy, plan, or program established or maintained by the Employer Group, any determination of such rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made.  No reference in this Agreement to any policy, plan, or program established or maintained by the Employer Group precludes any member of the Employer Group from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then existing policy, plan, or program.

(m)          Survival of Terms.  The provisions of Sections 5 through 10, inclusive, and Sections 12 and 13 of this Agreement shall survive the termination of the Employee’s employment hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

ATTEST:	EMPLOYER:

SHORE BANCSHARES, INC.

/s/	By:	/s/ Christopher F. Spurry
	Name:	Christopher F. Spurry
	Title:	Chairman of the Board

WITNESS:	EMPLOYEE:

/s/	/s/ Lloyd L. Beatty, Jr.
Lloyd L. Beatty, Jr.